UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Amendment No. 1)
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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AMDL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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AMDL, INC.
2492 Walnut Avenue, Suite 100
Tustin, California 92780
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 26, 2008
10:00 a.m.
     The Annual Meeting of Stockholders of AMDL, Inc. will be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614 on Friday, September 26, 2008, at 10:00 a.m., local time, to consider and vote upon:
1.	The election of five directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	The ratification of our appointment of KMJ | Corbin & Company LLP as our independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting.
     Only stockholders of record on August 1, 2008 are entitled to notice of and to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. You may revoke your proxy at any time before it is voted.
     Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed proxy whether you plan to attend the Annual Meeting. Stockholders may vote in person if they attend the Annual Meeting even though they have executed and returned a proxy.
By order of the board of directors,
President and Chief Executive Officer
Tustin, California
August 4, 2008

(i)

AMDL, INC.
 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
     References to “AMDL,” the “Company,” “we,” “our” or “us” in this proxy statement refer to AMDL, Inc. and its subsidiaries unless otherwise indicated by context.
ABOUT THE ANNUAL MEETING
Why have I received these materials?
     This proxy statement is furnished by our board of directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on September 26, 2008 and at any adjournment thereof. The Annual Meeting has been called to consider and vote upon the election of five (5) directors, the approval of KMJ | Corbin & Company LLP as our independent registered public accounting firm, and to consider such other business as may properly come before the Annual Meeting. We are sending this proxy statement and the accompanying proxy to our stockholders on or about August 8, 2008.
When and where is the Annual Meeting?
     The Annual Meeting will be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614 on Friday, September 26, 2008, at 10:00 a.m., local time.
     All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, as of the close of business on August 1, 2008, the record date for the Annual Meeting, may attend the special meeting. You must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
     The securities entitled to vote at the Annual Meeting consist of all of the issued and outstanding shares of our common stock. The close of business on August 1, 2008 has been fixed by our board of directors as the record date. Only stockholders of record as of the record date may vote at the Annual Meeting. As of the record date, we had 15,759,516 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.
How do I vote by proxy?
     You may vote by:
•	attending the Annual Meeting and voting in person;

•	signing and dating each proxy card you receive and returning it in the enclosed prepared envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee.
     If you have Internet access, we encourage you to record your vote via the Internet.
     All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in a proxy delivered before the meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our board of directors recommends on each of the enumerated proposals and with regard to any other matters that may be properly presented at the meeting and all matters incident to the conduct of the meeting.
Can I change or revoke my vote?
You may change or revoke your proxy at any time before the vote taken at the Annual Meeting:
•	if you hold your shares in your name as a stockholder of record, by notifying Akio Ariura, our Secretary, at 2492 Walnut Avenue, Suite 100, Tustin, California 92780;

•	by attending the Annual Meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time or by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.
Who is soliciting my proxy and who will bear the expense of solicitation?
     The proxy is solicited on behalf of our board of directors. The original solicitation will be by mail. Following the original solicitation, our board of directors expects that certain individual stockholders will be further solicited through telephone or other oral communications from the board of directors. The board of directors does not intend to use specially engaged employees or paid solicitors. The board of directors intends to solicit proxies for shares that are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. We will bear all solicitation expenses.
What constitutes a quorum for purposes of the Annual Meeting?
     A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the Annual Meeting. The affirmative vote by holders of a plurality of the shares of our common stock represented at the meeting is required for the election of directors, provided a quorum is present in person or by proxy.
How are votes counted?
     A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes (i.e. shares held of record by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise authority to vote the shares in its discretion) and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.
     The proposal to ratify the appointment of our independent registered public accounting firm will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter. In counting votes on this matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not voted will be deducted from the total shares of which a majority is required.
     Our Annual Report to Stockholders for the fiscal year ended December 31, 2007, including financial statements, is being mailed together with this proxy statement to all stockholders of record as of August 1, 2008. In addition, we have provided brokers, dealers, banks, voting trustees, and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of August 1, 2008.
Your vote is important. We encourage you to vote as soon as possible.

PROPOSAL 1:
ELECTION OF DIRECTORS
     Board Structure. Our Certificate of Incorporation gives our board of directors the power to set the number of directors at no less than three or more than nine. The size of our board is currently set at five. The board of directors has determined that three directors qualify as “independent” in accordance with the published listing requirements of the American Stock Exchange (“AMEX”).
     Nominees for Election at this Annual Meeting. Our board of directors has nominated William M. Thompson, III, M.D., Gary L. Dreher, Douglas C. MacLellan, Edward R. Arquilla, M.D., Ph.D., and Minghui Jia for reelection as directors, each to serve until our next annual meeting of stockholders or until their respective successors are elected and qualified. Our board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by our board of directors or the number of directors may be reduced accordingly.
     The five nominees receiving the highest number of votes will be elected. Votes withheld for a nominee will not be counted. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of each of the nominees named above.
     Director Nominees. The following table sets forth the name and age of each nominee for director, the year he was first elected a director and his position(s) with us.

Name	Age	Year First Elected	Position
William M. Thompson III, M.D.	81	1989	Chairman of the Board of Directors

Gary L. Dreher	62	1999	President, Chief Executive Officer and Director

Douglas C. MacLellan	52	1992	Director

Edward R. Arquilla, M.D., Ph.D.	85	1997	Director

Minghui Jia	48	2006	Director
     Dr. Thompson has served as one of our directors since June 1989, as our Chairman since 1991, and as our CEO during the years 1992-1994. He is currently Medical Director of PPO Next and a member of the clinical surgical faculty of U. C. Irvine School of Medicine. Dr. Thompson has practiced medicine for over 40 years in general practice, general surgery and trauma surgery. Previously, he practiced patent law and worked in the pharmaceutical industry in the areas of research, law and senior management for 13 years. During his medical career, he was founding Medical Director of Beach Street and August Healthcare Companies during a 25-year association with the managed care PPO industry. Dr. Thompson has also served on the OSCAP Board of SCPIE, a malpractice carrier, for 20 years and chaired its Claims Committee. He has been heavily involved with organized medicine and hospital staff management for many years and was a principal architect of the paramedic and emergency systems of Orange County, California.
     Mr. Dreher has served as our President and Chief Executive Officer since 1998. Mr. Dreher has been a member of our Board since 1999. Prior to joining us, Mr. Dreher served as President of Medical Market International of Yorba Linda, California, a marketing and management services company he co-founded. Mr. Dreher has over 30 years of management, marketing and sales management experience with Fortune 500 companies in the biomedical and medical diagnostic industry, including Bristol Meyers, Mead Johnson and Warner Lambert.
     Mr. MacLellan has been a member of our Board since 1992 and is Chairman of the Board’s Audit and Governance Committees. Mr. MacLellan is currently President and CEO of MacLellan Group, Inc., a privately held business incubator and financial advisory firm since May 1992. From August 2005 to the present, Mr. MacLellan has been a member of the Board of Directors of Edgewater Foods, International, Inc. Mr. MacLellan was, until September 2005, formally vice-chairman of the Board of Directors of AXM Pharma, Inc. (AMEX:AXJ) and its predecessors. AXM is a China based bio-pharmaceutical company. From January 1996 through August 1996, Mr. MacLellan was also the Vice-Chairman of Asia American Telecommunications (now Metromedia China

Corporation), a majority owned subsidiary of Metromedia International Group, Inc. From November 1996 until March 1998, Mr. MacLellan was co-Chairman and investment committee member of the Strategic East European Fund. From November 1995 until March 1998, Mr. MacLellan was President, Chief Executive Officer and a director of PortaCom Wireless, Inc., a company engaged as a developer and operator of cellular and wireless telecommunications ventures in selected developing world markets. Mr. MacLellan is a former member of the Board of Directors and co-founder of FirstCom Corporation, an international telecommunications company that operates a competitive access fiber and satellite network in Latin America, which became AT&T Latin America, Inc. in August 2000. From 1993 to 1995, Mr. MacLellan was a principal and co-founder of Maroon Bells Capital Partners, Inc., a U.S. based merchant bank, which specializes in providing corporate finance services to companies in the international and domestic telecommunications and media industries. Mr. MacLellan was educated at the University of Southern California in economics and finance, with advanced training in classical economic theory.
     Dr. Arquilla has been one of our directors since February 1997. Dr. Arquilla received his M.D. and PhD from Case Western University in 1955 and 1957, respectively. He was board certified in anatomic pathology in 1963. In 1959, he was appointed assistant professor of pathology at the University of Southern California. In 1961, he was appointed assistant professor of pathology at UCLA and promoted to full professor of pathology in 1967. He was appointed as the founding chair of Pathology at UCI in 1968. He continued in this capacity until July 1, 1994. He is presently an active professor emeritus of pathology at UCI. He has more that 80 peer reviewed published articles. His current interests are focused on immuno-pathological testing of biologically important materials.
     Mr. Minghui Jia was elected to our Board in 2006 and is currently the Managing Director of Jade Pharmaceutical Inc. Mr. Jia has over 10 years experience in investment banking, venture capital, marketing institutional trading and senior corporate management experience. Mr. Jia is familiar with all procedures for manufacturing and marketing with respect to the Asian Pharmaceutical market and has an in-depth understanding of the industry. Prior to founding Jade Capital Group, Ltd. and Jade Pharmaceutical Inc., Mr. Jia served as marketing director for China Real Estate Corporation, one of the largest Chinese property corporations between 1999 and 2003. Between 1989 and 1998, Mr. Jia served as General Manager of several branches of China Resources Co. Ltd., the largest China export corporation. From 1987 to 1989, Mr. Jia worked for the China National Machinery import and export corporation where he served as Manager of the Import Department for Medical Instruments.
The Board recommends that you vote “FOR” each of these nominees.
Corporate Governance and Director Independence
     Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our board of directors currently consists of five directors, as described above.
     Mr. MacLellan, Dr. Thompson and Dr. Arquilla each qualify as “independent” in accordance with the published listing requirements of the AMEX. The AMEX independence definition includes a series of objective tests, such as that the director is not an employee of us and has not engaged in various types of business dealings with us.
Board of Directors Meetings and Committees
     Board Meetings
     During the fiscal year ended December 31, 2007, there were six meetings of the board of directors as well as numerous actions taken with the unanimous written consent of the directors. Each of the directors attended, either in person or by telephonic conference, 75% or more of the total meetings of our board and all such committees on which such director served during fiscal 2007. The board of directors has not adopted a policy that all directors are expected to attend our annual meeting of stockholders, and we generally schedule a meeting of the board on the same day as our annual meeting of stockholders in order to facilitate attendance of all directors at the Annual Meeting. Four directors attended last year’s annual meeting of stockholders.

     Compensation Committee
     The board of directors has established a compensation committee consisting of Dr. Thompson, Mr. MacLellan and Dr. Arquilla. The Compensation Committee met two times in 2007. Dr. Thompson serves as Chairman of the Compensation Committee. The Compensation Committee does not have a written charter.
     The primary responsibility of the Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things: developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the board for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation; determining the annual total compensation for our named executive officers; approving the grants of stock options and other equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the board compensation for our non-employee directors; and reviewing and recommending employment agreements, severance arrangements and change of control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to the board.
     The Compensation Committee periodically reviews and approves our executive and director compensation programs to ensure that they are designed to achieve our broader strategic goals of profitable growth by rewarding the achievement of our financial and operational performance metrics that lead to the creation of long-term stockholder value and to ensure that they are consistent with good corporate governance practices and our needs. The Committee makes recommendations concerning executive and director compensation to the full board for final approval.
     In the performance of its responsibilities, the Compensation Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at our expense, such independent counsel or other advisers as it deems necessary. The Compensation Committee has the authority to retain or terminate a compensation consultant to assist the Committee in carrying out its responsibilities, including authority to approve the consultant’s fees and other retention terms, such fees to be borne by us. The Compensation Committee may request that any of our directors, officers or employees, or other persons whose advice and counsel are sought by the Compensation Committee, attend any meeting of the Compensation Committee to provide such pertinent information as the Compensation Committee requests.
     Audit Committee
     The board of directors has also established an audit committee consisting of Mr. MacLellan, Dr. Thompson and Dr. Arquilla, each of whom is independent within the meaning of the rules of the AMEX and the enhanced independence requirements for audit committee members under Exchange Act Rule 10A-3. The Audit Committee reviews the qualifications of the independent registered public accounting firm, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls. The board of directors has determined that Mr. MacLellan meets the criteria for an “audit committee financial expert” under SEC rules. The Audit Committee met four times in 2007. Mr. MacLellan serves as the Chairman of the Audit Committee. A current copy of the Audit Committee’s charter is available to be viewed on our website at http://www.amdl.com under the “Investor Relations” section.
     Governance Committee
     The board of directors has established a Governance Committee consisting of Mr. MacLellan and Dr. Thompson. The Governance Committee is responsible for evaluating the size, composition, organization and responsibilities of the board of directors and its committees, establishing procedures for identifying potential nominees for board membership, reviewing candidates for election as directors and annually recommending a slate of directors for approval by the board and election by the stockholders, nominate directors for election by the board to fill vacancies and evaluating eligibility for and recommending to the board the membership of its committees. The Governance Committee is comprised of Mr. MacLellan and Dr. Thompson. The Governance Committee met

once in 2007. Mr. MacLellan serves as the Chairman of the Governance Committee. A current copy of the Governance Committee’s charter is available to be viewed on our website at http://www.amdl.com under the “Investor Relations” section.
     The Governance Committee will consider recommendations of nominees from stockholders that are submitted in accordance with the procedures for nominations set forth under the section entitled “Proposals for the Next Annual Meeting” in this Proxy Statement. In addition, such recommendations should be accompanied by the candidate’s name, biographical data and qualifications and a written statement from the individual evidencing his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Other than as stated herein, we do not have a formal policy with respect to consideration of director candidates recommended by stockholders, as the board believes that each candidate, regardless of the source of the recommendation, should be evaluated in light of all relevant facts and circumstances. Nominees for director are selected on the basis of, among other things, independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, ability to devote adequate time and effort to board responsibilities and commitments to other public company boards. Other criteria for director candidates considered by the Governance Committee and the board include age, diversity, whether the candidate has any conflicts of interest, whether the candidate has the requisite independence and skills for board and committee service under applicable rules of the SEC and the AMEX, what the candidate’s skills and experience add to the overall competencies of the board, and whether the candidate has any special background relevant to our business.
Communications with Directors
     Stockholders may communicate with the Chairman of the Board, the directors as a group, the non-employee directors or an individual director directly by submitting a letter in a sealed envelope labeled accordingly and with instruction to forward the communication to the appropriate party. Such letter should be placed in a larger envelope and mailed to the attention of our Secretary at AMDL, Inc., 2492 Walnut Avenue, Suite 100, Tustin, California 92780. Shareholders and other persons may also send communications to members of our Board who serve on the Audit Committee by utilizing the webpage on our website, http://www.amdl.com, designated for that purpose. Communications received through the webpage are reviewed by the chairperson of the Audit Committee. Communications that relate to functions of our Board or its committees, or that either of them believes requires the attention of members of our Board, are provided to the entire Audit Committee and reported to our Board by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.
Code of Ethics
     We have adopted a code of ethics for certain executive officers and other employees. The Code of Ethics for Financial Professionals is available to be viewed on our website at http://www.amdl.com under the “Code of Ethics” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code by posting such information on our website, at the address and location specified above, and, to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.
Compensation of Directors
     Certain members of our board of directors received cash compensation for their services in 2007 on committees at the rate of $4,000 per month. As Chairman of our Governance Committee and Audit Committee, Mr. MacLellan now receives an additional $11,000 per month, and as Chairman of our Compensation Committee, Dr. Thompson received an additional $3,000 per month.

     The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007.

			Nonqualified
	Fees earned		deferred
	or paid in	Option	compensation	All other
Name of Person	cash ($)	Awards (1)	earnings	compensation	Total
William M. Thompson III	$94,500	$176,500	-0-	-0-	$271,000
Gary L. Dreher	$-0-	$-0-	-0-	-0-	$-0-
Douglas C. MacLellan	$180,000	$317,700	-0-	-0-	$497,700
Edward R. Arquilla	$48,000	$70,600	-0-	-0-	$118,600
Minghui Jia	$-0-	$-0-	-0-	-0-	$-0-

(1)	The value of option awards included in this column represents the compensation costs recognized by us in fiscal year 2007 for option awards made in 2007 and in prior fiscal years calculated pursuant to SFAS No. 123(R). The values included within this column have not been, and may never be realized. The options might never be exercised and the value received by the director, if any, will depend on the share price on the exercise date. The assumptions used by us with respect to the valuation of the option awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Annual Report filed on Form 10-K for the fiscal year ended on December 31, 2007, as amended on Form 10-K/A.
        Certain members of our Board received cash compensation for their services in 2007 on committees at the rate of $4,000 per month. As Chairman of our Compensation Committee and as Chairman of our Governance and Audit Committees, Douglas MacLellan received $15,000 per month and as Chairman of our Compensation Committee, Dr. William Thompson received $8,500 per month.
        We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. This is permitted by our Certificate of Incorporation and our Bylaws.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected KMJ | Corbin & Company LLP as our independent registered public accounting firm with respect to our financial statements for the year ending December 31, 2008. In taking this action, the Audit Committee considered KMJ | Corbin Company’s independence with respect to the services to be performed and other factors, which the Audit Committee and the board of directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting, the Audit Committee will review its future selection of an independent registered public accounting firm.
The Board of Directors Recommends a Vote “FOR” Proposal 2 approval of the ratification of KMJ/Corbin & Company, LLP.
Independent Registered Public Accounting Firm’s Fees and Services
     As more fully described in the Audit Committee charter, all services to be provided by KMJ | Corbin & Company LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. Aggregate fees for professional services rendered to the Company by KMJ | Corbin & Company LLP for the years ended December 31, 2007 and 2006 were as follows:

Services Provided	2007	2006
Audit Fees	$345,000	$225,000
Audit Related Fees	27,000	35,000
Tax Fees	—	—
All Other Fees	—	—

Total	$372,000	$260,000

     Audit Fees. The aggregate fees billed for the years ended December 31, 2007 and 2006 were for the audits of our financial statements and reviews of our interim financial statements included in our annual and quarterly reports.
     Audit Related Fees. There were no fees billed for the years ended December 31, 2007 and 2006 for the audit or review of our financial statements that are not reported under Audit Fees.
     Tax Fees. There were no fees billed for the years ended December 31, 2007 and 2006 for professional services related to tax compliance, tax advice and tax planning.
     All Other Fees. The aggregate fees billed for the years ended December 31, 2007 and 2006 were for services other than the services described above. These services include attendance and preparation for shareholder and Audit Committee meetings, consultation on accounting, on internal control matters and review of and consultation on our registration statements and issuance of related consents
(Forms S-3).
     The Audit Committee has considered whether the provision by KMJ | Corbin & Company LLP of the non-audit services described above is compatible with maintaining the independence of KMJ | Corbin & Company LLP. The Audit Committee believes that such non-audit services provided by KMJ | Corbin & Company LLP is compatible with maintaining KMJ/Corbin & Company LLP’s independence.
     We expect that representatives of KMJ | Corbin & Company LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to any appropriate questions from stockholders.

Audit Committee Report for the Year Ended December 31, 2007
     The Audit Committee has reviewed and discussed our audited financial statements with management. Additionally, the Audit Committee has discussed with KMJ | Corbin & Company LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, Communications with Audit Committees, with respect to annual financial statements, and Statement of Auditing Standards No. 100, Interim Financial Information, with respect to quarterly financial statements. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent registered public accounting firm such firm’s independence from our management and us. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to us is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our management and us.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the our Annual Report on Form 10-K for the year ended December 31, 2007, as amended on Form 10-K/A, for filing with the Securities and Exchange Commission (“SEC”). The Audit Committee has also selected KMJ/Corbin & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
The Audit Committee:
Douglas C. MacLellan (Chair)
William M. Thompson, III, M.D.
Edward R. Arquilla, M.D., Ph.D.
EQUITY COMPENSATION PLAN INFORMATION
     The following provides information concerning compensation plans under which equity our securities were authorized for issuance as of December 31, 2007:

Number of
securities
remaining
available for
future issuance
	Number of	Weighted-	under equity
	securities to be	average	compensation
	issued upon	exercise price	plans
	exercise of	of outstanding	(excluding
	outstanding	options,	securities
	options, warrants	warrants and	reflected in
	and rights	rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,593,239	$4.29	129,251
Equity compensation plans not approved by security holders	0	0	0
Total	1,593,239	$4.29	129,251

EXECUTIVE COMPENSATION AND OTHER INFORMATION

					All Other
				Option	Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Awards (1)	($)	Total
Gary L. Dreher, President and CEO	2007	$457,896	$90,000	$607,160	$88,582 (4)	$1,243,638
	2006	$400,000	$10,000	$725,000	$19,119 (2)	$1,170,786
Akio Ariura, Chief Financial Officer (3)	2007	$176,666	$15,000	$176,500	$12,944	$381,110
	2006	$59,971	—	$128,800	—	$188,771

(1)	The value of option awards included in this column represents the compensation costs recognized by us in fiscal year 2006 and 2007 for option awards made in 2006 and 2007 and in prior fiscal years calculated pursuant to SFAS No. 123(R). The values included within this column have not been, and may never be realized. The options might never be exercised and the value received by the executive officer or the Chief Financial Officer, if any, will depend on the share price on the exercise date. The assumptions used by us with respect to the valuation of the option awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended on Form 10-K/A. There were no forfeitures during the year.

(2)	Mr. Dreher’s perquisites and other personal benefits include certain amounts for life insurance, car allowance and membership dues.

(3)	Mr. Ariura joined us as Chief Financial Officer on August 16, 2006. The 2006 amounts above reflect the compensation he earned from August 16, 2006 through December 31, 2006. Mr. Ariura was appointed as Secretary effective as of June 26, 2007.

(4)	Includes $42,700 from the exercise of certain options.
Employment Agreements
     On September 28, 2006, we entered into three-year employment agreements with Minghui Jia, one of our directors and Executive Vice-President of JPI, providing for a base salary of $156,000 per annum and a signing bonus of $50,000. Also on that date, we entered into a three-year employment agreement with Fang Zheng, President of JPI, providing for a base salary of $204,000 per annum and a signing bonus of $50,000.
     On March 31, 2008, we entered into a new three-year employment agreement with Gary Dreher, which agreement was effective as of January 31, 2008. Mr. Dreher’s duties under this new employment agreement include his service as our President and Chief Executive Officer and his discharge of the obligations and responsibilities normally associated with such office. In exchange for his services, Mr. Dreher will earn a base salary of $649,999.92 per annum. Mr. Dreher will also receive a cash bonus in the amount of $100,000 in 2008 and options, granted pursuant to our 2007 Equity Incentive Plan, to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $3.45, which price is equal to 115% of the fair market value per share of our common stock as of the date of the grant. Pursuant to the agreement, we will also obtain term life insurance on the life of Mr. Dreher in the amount of $2 million; $1 million of the benefits will be payable to us and $1 million of the benefits will be payable to Mr. Dreher’s estate. Mr. Dreher participates in our benefit programs that are generally available to all employees. Mr. Dreher receives a monthly auto allowance of $750, thirty (30) days of paid vacation and reimbursement for his monthly dues payable for a club membership.
     Mr. Dreher’s employment agreement provides that we may terminate Mr. Dreher without cause at any time on 30-days written notice. In the event of termination without cause, Mr. Dreher will receive his base salary and benefits for the greater of the remaining term of the employment agreement or twelve (12) months. If Mr. Dreher is terminated at any time for cause, upon written notice of such termination he will not be entitled to any further payments or benefits. In the event of Mr. Dreher’s voluntary termination, resignation or retirement in accordance with our normal retirement policies or by mutual agreement, Mr. Dreher will not be entitled to receive any further payments or benefits. Upon the death or any illness, disability or other incapacity that results in Mr. Dreher being unable to perform his duties on a full-time basis for a period of three (3) consecutive months, or for shorter periods aggregating ninety (90) or more days in any twelve (12) month period, Mr. Dreher’s employment may be terminated by written notice, after which he will not be entitled to receive any further payments or benefits except for long-term disability benefits. The employment agreement also contains standard provisions concerning confidentiality, non-competition and non-solicitation.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
	Number of	Number of
	Securities	Securities	Equity Incentive Plan
	Underlying	Underlying	Awards: Number of
	Unexercised	Unexercised	Securities Underlying	Option
	Options (#)	Options (#)	Unexercised	Exercise	Option Expiration
Name of Person	Exercisable	Unexercisable	Unearned Options (#)	Price ($/Sh)	Date
Gary L. Dreher, President and CEO	60,000	0	0	2.85	2/27/11
	200,000	0	0	3.70	10/08/11
	172,000	0	0	4.06	5/31/12
	60,000	0	0	2.85	2/27/11
	50,000	0	0	4.65	10/06/09
	140,000	0	0	6.15	2/23/09
	49,000	0	0	5.50	12/19/08
Akio Ariura, Chief Financial Officer	40,000	0	0	3.70	10/8/11
	50,000	0	0	4.06	5/31/12
Change in Control Severance Pay Plan
     On March 31, 2008, the board of directors adopted an Executive Management Change in Control Severance Pay Plan. The director, who is also our Chief Executive Officer, who may become entitled to benefits under the plan did not participate in the deliberations or vote to approve the plan.
     The plan covers the persons who at any time during the 90-day period ending on the date of a change in control (as defined in the plan), are employed by us as Chief Executive Officer and/or president and are not party to a separate agreement which makes such person ineligible to participate in the plan. These persons become eligible for benefits under the plan if (1) (a) we terminate his or her employment for any reason other than his or her death or cause (as defined in the plan) or (b) the person terminates his or her employment with us for good reason (as defined in the plan) and (2) the termination occurs within the period beginning on the date of a change in control and ending on the last day of the twelfth month that begins after the month in which the change in control occurs or prior to a change in control if the termination was either a condition of the change in control or at the request or insistence of a person related to the change in control.
     The plan requires us to make a cash payment in an amount equal to three hundred percent (300%) of the participant’s average total compensation of the prior three years preceding the change in control or notice of termination. If the total payments made to a person result in an excise tax imposed by Internal Revenue Code §4999, us will make an additional cash payment to the person equal to an amount such that after payment by the person of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, the person would retain an amount of the additional payment equal to the excise tax imposed upon the total payments.
     Immediately following a change in control, we are required to establish a trust and fund the trust with the amount of any payments which may become owing to persons entitled to receive benefits under the plan but only to the extent that the funding of the trust would not impair our working capital.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the beneficial ownership of our shares of common stock as of July 25, 2008 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.

			Percentage
Name and Address (1)	Number of Shares		Owned
Gary L. Dreher	1,450,769	(2)	8.6%

Akio Ariura	140,000	(3)	*

William M. Thompson III, M.D.	243,039	(4)	1.5%
408 Town Square Lane Huntington Beach, CA 92648

Douglas C. MacLellan	486,100	(5)	2.9%
8324 Delgany Avenue Playa del Rey, CA 90293

Edward R. Arquilla, M.D.,	135,494	(6)	*
Ph.D. Department of Pathology University of California — Irvine Irvine, CA 92697

Minghui Jia	1,843,672	(7)	11.5%
Room 1502 15/F Wing on House 71 Des Voeux Road Central Hong Kong

Fang Zheng	1,842,672	(8)	11.5%
Room 1502 15/F Wing on House 71 Des Voeux Road Central Hong Kong

Jade Capital Group	972,672	(9)	6.2%
Room 1502 15/F Wing on House 71 Des Voeux Road Central Hong Kong

All Directors and Officers as a group (7 persons)	18,314,516		39.5%

*	Less than 0.1%.

(1)	Unless otherwise indicated, address is 2492 Walnut Avenue, Suite 100, Tustin, California, 92780.

(2)	Includes 60,000 shares of common stock issuable upon the exercise of options at $2.85 per share, 50,000 shares of common stock issuable upon the exercise of options at $4.65 per share, per share, 49,000 shares of common stock issuable upon the exercise of options at $5.50 per share, 140,000 shares of common stock issuable upon the exercise of options at $6.15 per share, 60,000 shares of common stock issuable upon the exercise of options at $4.15 per share, 372,000 shares of common stock issuable upon the exercise of options at $3.70 per share and 300,000 shares of common stock issuable upon the exercise of options at $3.45 per share. Also includes 400,000 shares of common stock in voting trust for Chinese Universal Technologies Co. Ltd. of which Mr. Dreher serves as a voting co-trustee. Mr. Dreher disclaims beneficial ownership of these 400,000 shares.

(3)	Includes 50,000 shares of common stock issuable at $3.45 per share, 40,000 shares of common stock issuable on exercise of options at $3.70 per share and 50,000 shares of common stock issuable on exercise of options at $4.06.

(4)	Includes 30,000 shares of common stock issuable upon the exercise of options at $2.85 per share, 50,000 shares of common stock issuable on exercise of options at $3.45 per share, 11,000 shares of common stock issuable upon the exercise of options at $4.65 per share, 8,000 shares of common stock issuable upon the exercise of options at $5.50 per share, 40,000 shares of common stock issuable upon the exercise of options at $6.15 per share, 50,000 shares of common stock issuable upon the exercise of options at $3.70 per share and 50,000 shares of common stock issuable upon the exercise of options at $4.06 per share.

(5)	Includes 36,000 shares of common stock issuable upon the exercise of options at $2.85 per share, 200,000 shares of common stock issuable on exercise of options at $3.45 per share, 11,000 shares of common stock issuable upon the exercise of options at $4.65 per share, 8,000 shares of common stock issuable upon the exercise of options at $5.50 per share, 20,000 shares of common stock issuable upon the exercise of options at $6.15 per share, 120,000 shares of common stock issuable upon the exercise of options at $3.70 per share and 90.000 shares of common stock issuable upon the exercise of options at $4.06 per share.

(6)	Includes 20,000 shares of common stock issuable upon the exercise of options at $2.85 per share, 10,000 shares of common stock issuable on exercise of options at $3.45 per share, 11,000 shares of common stock issuable upon the exercise of options at $4.65 per share, 8,000 shares of common stock issuable upon the exercise of options at $5.50 per share, 20,000 shares of common stock issuable upon the exercise of options at $6.15 per share, 20,000 shares of common stock issuable upon the exercise of options at $3.70 per share and 20,000 shares of common stock issuable upon the exercise of options at $4.06 per share.

(7)	Includes 972,672 shares held in the name of Jade Capital Group Limited of which Mr. Jia is a director and principal stockholder and options to purchase 220,000 shares of common stock exercisable at $2.95 per share and options to purchase 50,000 shares of common stock at $3.45 per share.

(8)	Includes 972,672 shares held in the name of Jade Capital Group Limited of which Mr. Zheng is a director and principal stockholder and options to purchase 220,000 shares of common stock exercisable at $2.95 per share and options to purchase 50,000 shares of common stock at $3.45 per share.

(9)	Includes 100,000 shares held in escrow held by a third party for the issuance by the SFDA of a permit or the equivalent regulatory approval for us to sell and distribute DR-70® in the PRC. The Board of Directors on March 28, 2008 extended the required approval date to March 28, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and those persons who beneficially own more than 10% of our outstanding shares of common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On January 30, 2002, we granted Guangzhou A-Share Technology Co. Ltd., a People’s Republic of China corporation (“GAST”), the right to sell DR-70® kits in Taiwan and Hong Kong during the one-year period ending January 31, 2003. GAST was formed by Jeanne Lai, a former voting trustee under the voting trust concerning 400,000 shares of our common stock held by Chinese Universal. Accordingly, GAST is considered a related party for financial reporting purposes. There are no minimum quantities or fixed payments required of either party to this agreement. An oral distribution arrangement for Taiwan and Hong Kong continues with Mercy Bio-Technology, Co., Ltd, a company related to GAST, based in Taiwan. Mercy Bio-Technology purchased DR-70® kits at a total cost of $5,875 and $29,375 during the years ended December 31, 2006 and 2007, respectively.
     On September 28, 2006, pursuant to the Stock Purchase and Sale Agreement dated May 12, 2006, we acquired 100% of the outstanding shares of Jade Pharmaceutical Inc. (“JPI”) from Jade Capital Group Limited (“Jade”).
     At December 31, 2007, JPI had two wholly owned subsidiaries, Yangbian Yiqiao Bio-Chemical Pharmacy Company Limited (“YYB”) and Jiangxi Jiezhong Bio-Chemical Pharmacy Company Limited (“JJB”). At December 31, 2006, we had a receivable of $147,106 due from Jade related to expenses paid by JPI on behalf of

Jade. At December 31, 2007, we had a payable of $62,621 to Jade for expenses paid by Jade on behalf of JPI. In addition, at December 31, 2006 and 2007, we had a receivable of $14,510 and $9,764, respectively, due from certain former directors of YYB and JJB for advances. These advances are non-interest bearing and are due on demand.
PROPOSALS FOR THE NEXT ANNUAL MEETING
     Stockholder proposals intended to be presented in the proxy materials for the 2009 annual meeting of stockholders must be received by us at our principal office in Tustin, California no later than 120 days before the first anniversary of the release of proxy materials to stockholders for the 2008 Annual Meeting, which date will be September 26, 2008. Proposals must satisfy the requirements of the proxy rules promulgated by the SEC.
     A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us also by July 26, 2008. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next annual meeting will not have discretionary authority to vote on the proposal. In addition, the proposal must contain the specific information required by our Bylaws, a copy of which may be obtained by writing to our Secretary.
ANNUAL REPORT
     Our 2007 Annual Report to stockholders has been mailed to stockholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.
     Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as amended on Form 10-K/A, as filed with the SEC. Any exhibits listed in the annual report on Form 10-K, as amended on Form 10-K/A, also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address set forth on the first page of this proxy statement.
OTHER MATTERS
     The board of directors knows of no matters, other than the proposals presented above, to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the board may recommend.
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this proxy statement to any stockholder upon written or oral request to: Investor Relations, AMDL, Inc. 2492 Walnut Avenue, Suite 100, Tustin, California 92780; Telephone: (949) 505-4460. Any stockholder who wants to receive a separate copy of this proxy statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact AMDL at the address and phone number above.

INFORMATION ON AMDL’S WEB SITE
     Information on any AMDL web site or the web site of any subsidiary or affiliate of AMDL is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement, unless that information is also in this document or in a document that is incorporated by reference in this document.
By order of the Board of Directors,

President, Chief Executive Officer and Secretary
Tustin, California
August 4, 2008

AMDL, INC. PROXY
Solicited on behalf of the board of directors for the Annual Meeting to be held on September 26, 2008
     The undersigned, a stockholder of AMDL, Inc., a Delaware corporation, appoints Gary L. Dreher, his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AMDL, Inc. to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614 on September 26, 2008, at 10:00 a.m. (local time), and any adjournment thereof, with respect to the following matters which are more fully explained in our proxy statement dated August 4, 2008 receipt of which is acknowledged by the undersigned:
ITEM 1:    ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below)		to vote for all nominees listed below

(INSTRUCTION:	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)
William M. Thompson, III, M.D., J.D.
Gary L. Dreher
Edward R. Arquilla, M.D., Ph.D.
Douglas C. MacLellan
Minghui Jia

ITEM 2:	RATIFICATION OF KMJ | CORBIN & COMPANY LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM

☐ For	☐ Against	☐ Abstain
ITEM 3:      OTHER MATTERS. The board of directors at present knows of no other matters to be brought before the Annual Meeting.

     This proxy, when properly executed, will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR the election of the directors nominated by the board of directors and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

DATED: , 2008

Signature of Stockholder

Signature of Stockholder if held jointly
PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY
Trustees, Guardians, Personal and other Representatives, please indicate full titles.
IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE
PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE MEETING